John Hancock Patriot Premium Dividend Fund I
Semi Annual Report 3-31-03


          SHAREHOLDER MEETING (UNAUDITED) On March 20, 2003, the Annual Meeting of the Fund was held to elect four Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

          The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows: WITHHELD FOR AUTHORITY

          Maureen R. Ford 13,569,200 225,399

          Charles L. Ladner 13,481,391 313,208

          John A. Moore 13,482,516 312,083


          The preferred shareholders elected Ronald R. Dion to serve until his respective successor is duly elected and qualified, with the votes tabulated as follows: 495 FOR and 0 WITHHELD AUTHORITY.

          The shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditors for the fiscal period ending September 30, 2003, with the votes tabulated as follows:
          13,545,344 FOR, 152,157 AGAINST and 97,097 ABSTAINING.

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